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                                                                  EXHIBIT 10.7.1



                            MASTER PURCHASE AGREEMENT

                                     BETWEEN

                         TELERGY NETWORK SERVICES, INC.

                                       AND

                              NORTHERN TELECOM INC.



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                               TABLE OF CONTENTS



Articles:

Article 1 - Definitions

Article 2 - Scope of Agreement

Article 3 - Placement of Orders

Article 4 - Price and Payment

Article 5 - Shipment, Title and Risk of Loss

Article 6 - Testing, Turnover and Acceptance

Article 7 - Order Cancellation

Article 8 - Warranty

Article 9 - Nortel Networks' Additional Obligations

Article 10 - Software License

Article 11 - Liability for Bodily Injury, Property Damage and Patent
             Infringement

Article 12 - Remedies and Limitation of Liability

Article 13 - Term and Termination

Article 14 - Confidentiality

Article 15 - Miscellaneous



Exhibits:

Exhibit A - Product Annexes including lists of Product and Prices




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                            MASTER PURCHASE AGREEMENT

This Master Purchase Agreement ("Agreement"), effective as of the 1st day of March, 1999, is entered into by and between Telergy Network Services, Inc. (hereinafter "Company") with offices located at One Telergy Parkway, Syracuse, New York 13057 and Northern Telecom Inc. (hereinafter "Nortel Networks"), with offices located at 4001 East Chapel Hill-Nelson Highway, Research Triangle Park, North Carolina 27709.

WHEREAS, Company is engaged in providing communication data services and products, and providing and maintaining public and private communication and data networks; and

WHEREAS, Nortel Networks, in conjunction with Nortel Networks Affiliates, is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the communication services, products and networks of Company; and

WHEREAS, Company wishes to be able to purchase and/or license various products and services for delivery and installation in the United States from Nortel Networks, which Company will use for its own internal use and not for resale or as stock in trade and Nortel Networks is willing to sell and/or license such products to Company, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa and words of gender shall be held to include the other gender as the context requires.

         1.1 "Acceptance" shall mean that either (i) Company has indicated that an ordered Product is operating substantially in accordance with the applicable Specification; or (ii) an ordered Product has been deemed to be accepted pursuant to criteria set forth in Article 6.

         1.2 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

         1.3 "Building Block(s)" shall mean those Software files provided by Nortel Networks with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.


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         1.4 "Confidential Information" shall mean all information, including without limitation, specifications, drawings, documentation, know-how, customers and services and pricing information, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement.

         1.5 "Credit Agreement" (and related loan documents as defined in Credit Agreement) shall mean the agreement between the parties and Telergy, Inc. executed simultaneously with this Agreement.

         1.6 "Customer" shall mean entities to whom Company provides communication services as a result of Company's internal use of the Products.

         1.7 "Customer Information" or "CI" shall mean the information provided by Company to Nortel Networks in order for Nortel Networks to engineer and/or provide the components of Systems.

         1.8 "Documentation" shall mean the documents which Nortel Networks generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

         1.9 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date first identified above.

         1.10 "Extension" shall mean Hardware and/or Software which is engineered by Nortel Networks and added to an Initial System after the Turnover Date of the Initial System.

         1.11 "Hardware" shall mean, individually and collectively, the Nortel Networks equipment listed in the Product Annexes of Exhibit A, and shall be deemed to include any equipment which Nortel Networks adds to its generally available Hardware price lists or so identifies to Company in a Quotation.

         1.12 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel Networks.

         1.13 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel Networks has identified as a


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System and which is initially engineered by Nortel Networks and installed at a specific Installation Site.

         1.14 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

         1.15 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

         1.16 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel Networks.

         1.17 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel Networks in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

         1.18 "Non-Licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right-to-use fees but which Software may be included with Software loads delivered to Company hereunder.

         1.19 "Nortel Networks Affiliate" shall mean Nortel Networks' parent corporation, Northern Telecom Limited and any corporation controlled directly or indirectly by Northern Telecom Limited through the ownership or control of shares or other securities in such corporation.

         1.20 "Order" shall mean a numerically controlled purchase authorization document issued by Company to Nortel Networks specifying the types and quantities of Products and Services to be furnished by Nortel Networks.

         1.21 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation.

         1.22 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

         1.23 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel Networks to Company for the supply of any Products or Services pursuant to this Agreement.

         1.24 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel Networks, such as but


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not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

         1.25 "Services Software" shall mean that Software and related documentation made available by Nortel Networks which may be used by Company for estimation, planning or information purposes.

         1.26 "Ship Date" shall mean the date as agreed to by the parties, on which a Product ordered by Company is scheduled to be shipped from Nortel Networks' facility or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however Ship Date shall not mean the date on which Non-Licensed Software is activated.

         1.27 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel Networks, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions; and (ii) documentation associated with such computer programs which may be furnished by Nortel Networks to Company from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Software include source code.

         1.28 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

         1.29 "Specifications" shall mean with respect to any Product the specifications and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel Networks which Nortel Networks identifies as the standard performance specifications and practices for such Product.

         1.30 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

         1.31 "Third Party Hardware" shall mean any hardware not of Nortel Networks' manufacture which shall be deemed to include any such hardware which Nortel Networks adds to its generally available Third Party Hardware price lists or so identifies to Company in a Quotation.

         1.32 "Third Party Software" shall mean any Software not owned by Nortel Networks which is included within Licensed Software or Non-Licensed Software.

         1.33 "Turnover" shall mean, with respect to any System installed by Nortel Networks, that Nortel Networks has completed its standard manufacturing, verification cycle, installation and/or agreed-upon test procedures, as applicable, and that the System is ready for acceptance testing by Company.


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         1.34 "Turnover Date" shall mean, with respect to any Product installed by Nortel Networks hereunder, the date on which Nortel Networks provides a notice of Turnover to Company.

ARTICLE 2. SCOPE OF AGREEMENT

         2.1 This Agreement sets forth the terms and conditions under which Company may order Products and/or Services from Nortel Networks. Company may use the Products itself, including use to provide services to others, subject to the terms and conditions of this Agreement. Company expressly represents that it is not buying Product for resale. All Products shall be delivered and installed in the United States.

         2.2 During the Term, Company commits to purchase Products and/or Services as identified in Attachment 1 to Product Annex A.1 and Attachment 1 to Product Annex A.2, to be shipped to the locations specified with the Order ("Sites") in the aggregate amount totaling thirty million dollars ($30,000,000) ("Committed Products") and as long as the Credit Agreement is in effect, Nortel Networks agrees to Accept at least five million dollars ($5,000,000) in Customer Orders for such Committed Products. During each year of the Term the Commitment may be reduced pursuant to Section 3.3. Company commits to purchase a minimum amount of ten million dollars ($10,000,000) of the Committed Products for a total minimum commitment of thirty million dollars ($30,000,000) ("Commitment"). The Committed Products shall be purchased under the terms and conditions of this Agreement and the financing associated with such purchase shall be governed by the provisions of the Credit Agreement. In addition during the Term, Company may purchase up to two hundred million dollars ($200,000,000) of products, such as High Speed service and similar, from Nortel Networks, and if Company should be awarded the such business by the State University of New York, Company agrees that Nortel Networks will be the primary supplier of related products and services.

         2.3 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

         2.4 If specified in a Product Annex as a requirement, Company shall, fifteen (15) days prior to each calendar quarter, submit to Nortel Networks a consolidated non-binding forecast of Products by geographic region, that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

         2.5 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language.


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ARTICLE 3. PLACEMENT OF ORDERS

         3.1 To order Products and/or Services, Company shall submit to the Contracts Administration department at Nortel Networks, or another department that Nortel Networks designates upon written notice to the Company, an Order which shall at a minimum specify the following, if applicable:

                  (i) the types and quantities of Products and Services to be furnished by Nortel Networks;

                  (ii) the applicable prices, charges and fees with respect to such Products and Services;

                  (iii) the location or facility to which the Products are to be delivered;

                  (iv) the incorporation by reference of this Agreement;

                  (v) the Installation Site, if known;

                  (vi) the requested Ship Date and Turnover Date of the System; and

                  (vii) if the purchase shall not be pursuant to the terms and conditions of the Credit Agreement, which portion is subject to such Credit Agreement.

                  (viii) any other information required under this Agreement to be included in an Order.

         3.2 Payment for all Orders for Committed Product placed thereafter shall be governed by the same terms and conditions set forth in the Credit Agreement. Company shall order the Committed Products in the minimum quantities specified in accordance with the Product Models specified in Attachment I to Product Annex A.1 and Attachment I to Product Annex A.2, in accordance with
Section 2.2. of this Agreement.

         3.3 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company and accepted by Nortel Networks in writing within fifteen (15) days after receipt of Order. In the event Nortel Networks fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed accepted. Nortel Networks shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where Company has a separate agreement with Nortel Networks for the provision of the Products or Services requested in such Order or the Order is otherwise not in accordance with this Agreement, provided however that Nortel Networks shall be required to reject any Order in writing within fifteen (15) days of receipt. Orders for the Committed Products Accepted by Nortel Networks shall be financed in accordance with the terms and conditions of the Credit


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Agreement. In the event Nortel Networks rejects an Order, in whole or in part, or fails to make the financing available as required hereunder ("Rejected Order"), Company shall be free to place the Order, in whole or in part with any other vendor, in Company's sole discretion and the minimum Commitment shall be reduced by the dollar amount of any such Rejected Order.

         3.4 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order provided that such Order is accepted or deemed accepted by Nortel Networks. Additionally, all Orders issued for, in whole or in part, Committed Products shall specifically incorporate the Credit Agreement by reference and the applicable terms and conditions therein shall also apply to such Order. Preprinted terms and conditions set forth in Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered null and void and shall have no force or effect. However, any special terms and conditions written on the face of or otherwise incorporated into an Order by Company shall, upon acceptance in writing by Nortel Networks, for such Order only, supersede the specific terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict, but only to the extent of such conflict.

         3.5 Company may at any time request additions, alterations, deductions or deviations to an Order subject to the condition that such changes and any adjustments resulting from such changes including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel Networks should Nortel Networks agree to process a Change Order outside of its standard Order processing cycle for a Product or in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes, provided however that any such premium charge shall be agreed upon and specified in the Change Order.

         3.6 If Company desires to receive a budgetary or firm Quotation from Nortel Networks for a Product or Service, Company shall submit such request in writing to Nortel Networks' Director, Commercial Marketing, or such other person as designated by Nortel Networks. The request for Quotation shall include the information listed in Section 3.1, as applicable.

         3.7 Nortel Networks shall respond in writing to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid for ninety (90) days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement binding on either party. The Quotations shall include the following information:

         (i) Budgetary Quotations


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                  (a) preliminary Hardware and Software lists;
                  (b) the estimated charges for the Products;
                  (c) the estimated charges for Services requested; and
                  (d) any other information requested by Company.

         (ii)     Firm Quotations

                  (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;
                  (b) fixed charges for Services requested;
                  (c) complete Hardware and Software lists and project
                      schedules; and
                  (d) any other information requested by Company.

         3.8 The Ship Date shall be based on Nortel Networks' standard intervals for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project.

         3.9 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.

ARTICLE 4. PRICE AND PAYMENT

         4.1 Nortel Networks shall charge Company for each Product and/or Service ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Product Annex; (ii) a Firm Quotation; (iii) Nortel Networks' then current prices; or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

         4.2 Nortel Networks' prices, if set forth in Exhibit A, may be revised by Nortel Networks no more than once each calendar year, by providing sixty (60) days prior written notice to Company. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel Networks on or after the effective date of the price change. However, in the event there is a recognized industry-wide shortage of a component that is incorporated in a Product, Nortel Networks may increase the price of such Product, following the provision of written notice to Company fifteen (15) days prior to the effective date of such increase or such shorter date as is mutually agreed in view of the shortage. The price increase of such Product due to a recognized industry-wide component shortage shall be limited to a reasonable amount under the then-current circumstances having regard for industry conditions for the period of time during which such recognized shortage exists. Following the implementation of a price increase due to a component shortage, the parties shall jointly review every three (3) months or at such other time as is mutually agreed, in good faith, whether such component shortage still exists. If the component shortage has abated, the parties shall jointly determine whether there still is a need for such price increase.


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         4.3 Other than with respect to Committed Products, Nortel Networks shall promptly extend to Company any price reductions made by Nortel Networks in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

         4.4 For all Orders, Nortel Networks shall invoice Company for Products and Services as follows, unless otherwise agreed to in writing:

                  (i) for Systems, whether or not installation has been ordered from Nortel Networks, one hundred percent (100%) of the price of the Products on the Ship Date, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation Services, if any, which shall be invoiced one hundred percent (100%) upon Turnover. Except for installation Services, for Services that have a duration of more than one (1) month to complete, Nortel Networks may invoice Company monthly for that portion of such Services which have been performed as of such invoicing date.

                  (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the price on the Ship Date; and

                  (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly invoicing as set out in a Product Annex or separate Service agreement. To the extent such Services are to be invoiced differently then set out in this paragraph (iii), such differences shall be set forth in the applicable Product Annex or separate Service agreement and such provisions shall take precedence.

         4.5 Except for invoices to be paid in accordance with the Credit Agreement, invoices shall be paid in full within thirty (30) days after the date of such invoice. In the event that Company does not pay any invoice in full within such thirty (30) day period, then Nortel Networks may charge Company interest on the outstanding portion of such invoice, from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel Networks as a result of late payment or non-payment by Company, other than with respect to Products and Services that are subject to the terms and conditions of the Credit Agreement.


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